Exhibit 99.1

Legg Mason BW Global Income Opportunities Fund Inc.

Announces Investment Policy Modification and

Appointment of Portfolio Manager

NEW YORK - February 13, 2017- Legg Mason BW Global Income Opportunities Fund Inc. (the “Fund”) (NYSE: BWG) announced today that the Board of Directors of the Fund has approved a modification to an investment policy, effective today.

The Fund has modified a non-fundamental investment policy to permit the Fund to invest up to 55% of its assets in securities rated below investment grade. Under the previous investment policy, the Fund was permitted to invest up to 35% of its assets in securities rated below investment grade. The revised investment policy is intended to give Brandywine Global Investment Management, LLC (“Brandywine”), the Fund’s sub-adviser, flexibility to manage duration more effectively and opportunistically add additional income to the Fund’s portfolio.

The Fund’s primary investment objective is to provide current income. As a secondary investment objective, the Fund seeks capital appreciation. The Fund seeks to achieve its investment objectives by investing, under normal market conditions, at least 80% of its assets in global fixed-income securities. The Fund’s investment objectives and principal investment strategy will not change.

In addition, the Fund announced today that effective February 10, 2017, Anujeet Sareen will join the portfolio management team of the Fund. The investment professionals at Brandywine who are primarily responsible for development of investment strategy, day-to-day portfolio management and oversight, and coordination of the Fund are David F. Hoffman, CFA, Stephen S. Smith, Jack P. McIntyre, CFA, Anujeet Sareen, CFA, Gerhardt (Gary) P. Herbert, CFA, Brian L. Kloss, JD, CFA, Regina Borromeo and Tracy Chen, CFA.

Mr. Sareen is a portfolio manager for Brandywine’s Global Fixed Income and related strategies. Prior to joining Brandywine in 2016, Mr. Sareen was a managing director of global fixed income and a global macro strategist, as well as chair of the Currency Strategy Group at Wellington Management in Boston. Over his 22-year career at Wellington (1994-2016), he held a variety of roles while cultivating extensive fixed income and currency management experience. Mr. Sareen is a CFA® charterholder and earned a B.A. in Computer Science from Brown University.

The Fund is a non-diversified closed-end investment management company. Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and Brandywine is the Fund’s subadviser. LMPFA and Brandywine are wholly owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Legg Mason is a global asset management firm with approximately $710 billion in assets under management as of December 31, 2016. Legg Mason, headquartered in Baltimore, Maryland, provides active asset management in many major investment centers throughout the world.

Fixed income securities rated below investment grade are commonly referred to as “high-yield” securities or “junk bonds” and are regarded as having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal in accordance with the terms of the obligations and involve major risk exposure to adverse conditions. Fixed income securities rated C or lower by Moody’s Investor Service, Inc., CCC or lower by Standard & Poor’s Corporation Ratings Group or CC or lower by Fitch Ratings, Inc. or comparably rated by another NRSRO or, if unrated, determined by Brandywine to be of comparable quality are considered to have extremely poor prospects of ever attaining any real investment standing, to have a current identifiable vulnerability to default, to be unlikely to have the capacity to pay interest and repay principal when due in the event of adverse business, financial or economic conditions and/or to be in default or not current in the payment of interest or principal. Ratings may not accurately reflect the actual credit risk associated with a corporate security.

An investment in the Fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. Any data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund.

For more information, please call Investor Relations: 888-777-0102, or consult the Fund’s web site at www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

Media Contact: Maria Rosati-(212)-805-6036, mrosati@leggmason.com